Exhibit 2(b)


                                 AMENDMENT NO. 3

                             Dated as of May 4, 1999

                                       to

                              TRANSACTION AGREEMENT

                            Dated as of July 12, 1998

                                 By and Between

                         THE BLACK & DECKER CORPORATION

                                       and

                                BUCHER HOLDING AG

                    AMENDMENT NO. 3 TO TRANSACTION AGREEMENT


         This Amendment No. 3 to Transaction Agreement ("Amendment No. 3") is made as of the 4th day of May, 1999, by and between The Black & Decker Corporation, a Maryland corporation ("Black & Decker"), and Bucher Holding AG, a Swiss corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Black & Decker, through certain of its direct and indirect Subsidiaries, was engaged in the Glass Machinery Business;

         WHEREAS, Black & Decker and Buyer entered into a Transaction Agreement dated as of July 12, 1998 (the "Agreement") pursuant to which Black & Decker agreed to sell and Buyer agreed to purchase the Glass Machinery Business upon the terms and subject to the conditions set forth therein;

         WHEREAS, Black & Decker and Buyer entered into an Amendment No. 1 to Transaction Agreement dated as of September 21, 1998 amending the Agreement (the "First Amendment");

         WHEREAS, Black & Decker and Buyer entered into an Amendment No. 2 to Transaction Agreement dated as of November 20, 1999 amending the Agreement (the "Second Amendment");

         WHEREAS, Black & Decker and Buyer desire to amend certain of the Agreement in accordance with the terms of this Amendment No. 3;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

         Section 1. Definitions. Capitalized terms used but not defined herein have the meanings given to them in the Agreement. In addition, the following term shall have the following meaning:

         "Notice of Objections" means Buyer's February 5, 1999 notice of its objections to the Proposed Final Net Tangible Asset Amount as provided by Black & Decker to Buyer on November 20, 1998.

         Section 2. Amendments. The Agreement, the First Amendment and the Second Amendment are hereby amended as follows:

         2.01. The parties agree that the Final Net Tangible Asset Amount is $61,295,000. Such Final Net Tangible Asset Amount represents a $6,200,000 reduction of the Proposed Final Net Tangible Asset Amount which reduction of the Exchange Consideration shall be allocated to Transferred Assets located in Switzerland. On May 14, 1999, in accordance with Section 2.04(c) of the Agreement, Black & Decker shall pay to Buyer the sum of $11,370,000 representing the difference between $61,295,000 and $72,665,000. Notwithstanding any contrary provision of the Agreement, no interest shall be due on such payment.

         2.02. Section 2.04(f) is hereby amended by providing that the $15,344,000 payment to be made by Buyer to Black & Decker thereunder shall be made on May 14, 1999. Notwithstanding any contrary provision of the Agreement, no interest shall be due on such payment.

         2.03. Section 7.09 of the Agreement is hereby amended to provide that Black & Decker will pay to Buyer the sum of $7,000,000 on May 14, 1999 as an advance reimbursement of the restructuring costs that are described in such section. Such payment shall fully satisfy all of Black & Decker's obligations under Section 7.09 of the Agreement.

         2.04. Section 10.02(b) of the Agreement is hereby amended by adding to the end of such section the following clauses:

                  (v) the ALVER performance bond guaranteed by the Union Bank of Switzerland as described in Sections B.2 and B.3 of the Notice of Objections; and (vi) the ENAVA performance bond guaranteed by the Midland Bank as described in Section D.2 of the Notice of Objections.

         2.05. Section 10.04(b) of the Agreement is hereby amended by adding to the end of such section the following clauses:

                  (iii)  with  respect  to  the  matter   described  in  Section
         10.02(b)(v), to the extent of the first $200,000 of Damages incurred by all Indemnified Parties as a result thereof; and

                  (iv)  with   respect  to  the  matter   described  in  Section
         10.02(b)(vi),   to  the  extent  that  the  Damages   incurred  by  all
         Indemnified Parties as a result thereof exceed $92,000.

         2.06. This Amendment No. 3 is intended by the parties to constitute a settlement of all matters raised in the Notice of Objections and, except as expressly provided for herein, Buyer hereby releases and discharges Black & Decker from each and every obligation, claim, liability or expense for which Black & Decker or any of its Affiliates may be or become liable to Buyer or any of its Affiliates with respect to any and all of the matters raised in the Notice of Objections.

         IN WITNESS WHEREOF, the parties hereto caused this Amendment No. 3 to be duly executed by their respective authorized officers on the day and year first above written.


                         THE BLACK & DECKER CORPORATION


                          By:   /s/CHARLES E. FENTON
                          Name:    Charles E. Fenton
                          Title:


                          BUCHER HOLDING AG


                          By:   /s/RUDOLF HAUSER
                          Name:    Rudolf Hauser
                          Title: